Press Release #201514	FOR IMMEDIATE RELEASE	May 7, 2015

V-LoveTM Launch Party this Saturday, May 9

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce the V-LoveTM Launch party to be held at Loblaws City Market, 1650 Lonsdale Avenue, North Vancouver, British Columbia, Canada.

Join the V-LoveTM Team for refreshments and goodies plus a chance at a prize giveaway! We will be announcing the lucky winner at the end of the party. Enertopia and Maureen McGrath, sexual health expert are excited to see you at Loblaws City Market, 1650 Lonsdale Avenue Launch Party from 11AM to 2PM on Saturday May 9th.

Be sure to ask the V-LoveTM Team about the Enertopia “Your Life, Your Experiences, Your Way Challenge!

“Our core values of honesty, integrity and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether you are encountering health issues based on age, diet or have suffered a traumatic physical, mental or emotional event, you cannot always control life but we are here to help you take your life back,” Stated President Robert McAllister.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com/v-love or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release